Exhibit 99.1
POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL OLD COUNTRY STORE, INC. REPORTS EPS OF $0.52
FOR FISCAL 2009 THIRD-QUARTER

Updates Fiscal 2009 Outlook

•	Fully diluted income per share from continuing operations was $0.52 for the third quarter of fiscal 2009 compared with $0.46 in the prior-year quarter
•	Revenue for the third quarter increased 0.1% to $567.6 million compared with the prior-year quarter
•	Comparable store restaurant sales for the quarter decreased 0.9% from the prior-year quarter while comparable store retail sales decreased 7.4%
•	Operating income margin from continuing operations in the quarter was 5.1% of total revenue compared with 4.9% in the prior-year quarter
•	Letter of Intent on sale-leaseback of 15 stores and contract on sale-leaseback of retail distribution center

LEBANON, Tenn. -- May 27, 2009 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.52 per diluted share for the third quarter of fiscal 2009, compared with $0.46 per diluted share from continuing operations in the third quarter of fiscal 2008.  Income from continuing operations was $11.9 million compared with $10.5 million in the third quarter of fiscal 2008, which reflects this year’s higher operating income and lower interest expense partially offset by a higher tax rate.

Third-Quarter Fiscal 2009 Results
Revenue from continuing operations
In the third quarter of fiscal 2009, total revenue of $567.6 million increased 0.1% from the third quarter of fiscal 2008.  Comparable store restaurant sales for the period decreased 0.9%, including a 2.8% higher average check.  The average menu price increase for the quarter was approximately 3.4% compared with last year.  Comparable store retail sales were down 7.4% for the quarter.  During the quarter, the Company opened three new Cracker Barrel Old Country Store® units, completing its planned new store development of 11 stores for fiscal 2009.

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

Comparable store restaurant and retail sales for the fiscal months of February, March and April were as follows:

	February	March	April

Comparable restaurant sales	-0.7%	-2.4%	0.3%
Comparable restaurant traffic	-3.3%	-5.8%	-2.1%
Average check	2.6%	3.4%	2.4%
Comparable retail sales	-8.7%	-16.8%	1.4%

The Company noted that the shift of Easter from March to April unfavorably affected sales in March but benefited sales in April. For the full quarter, a later Easter benefited comparable store restaurant and retail sales by approximately 1%.

Operating Income
In the third quarter of fiscal 2009, operating income of $29.0 million was 5.1% of total revenue compared with $27.7 million, or 4.9% of total revenue, in the third quarter of fiscal 2008.  Operating margin improved primarily because of lower food inflation and higher retail gross margin primarily due to the timing of a porch sale.  Excluding healthcare costs, which were significantly higher than last year, labor and related expenses improved as a percent of sales.

Commenting on the third-quarter results, Cracker Barrel Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are pleased to report a 13% increase in earnings per share for the quarter and a 20 basis point improvement in operating margin on flat sales despite higher healthcare costs.  This shows that we are making measurable progress in cost controls and improved profitability at the store level.  Of equal significance, our latest surveys indicate that we are achieving higher levels of customer satisfaction.  Longer term, the process improvements we are putting in place set the stage for greater operating leverage when the consumer environment improves.”

Year-to-date Fiscal 2009 Results
Total revenue from continuing operations of $1.8 billion year-to-date for fiscal 2009 represented a decrease of 0.6% over fiscal 2008.  Comparable store restaurant sales declined 1.8%, including a 3.1% higher check.  Comparable store retail sales decreased 5.6%.

The Company reported income from continuing operations of $43.1 million, or $1.90 per diluted share, compared with income from continuing operations of $44.7 million, or $1.88 per diluted share, in fiscal 2008.

Year-to-date net cash provided by operating activities was $90.1 million, compared with $83.8 million in fiscal 2008, reflecting the reduction in retail inventories and timing differences in interest, accounts payable and income tax payments.

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

Updates Fiscal 2009 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2008, which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, crackerbarrel.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2009 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2009 total revenue to be flat to down 0.5% compared to fiscal 2008.  The revenue estimate assumes comparable store restaurant sales will be down 1.5% to 2%, and comparable store retail sales will be down 6% to 7% compared with fiscal 2008.  The Company expects its fiscal 2009 operating income margin as a percent of revenues from continuing operations to range from 5.8% to 6.1%.  Commodity cost inflation for the fourth quarter of fiscal 2009 is expected to be flat to up 0.5% with more than 90% of product needs currently contracted for the remainder of fiscal 2009.  Depreciation for the year is expected to be approximately $60 million.  Net interest expense is estimated to be approximately $52 to $52.5 million, and diluted shares outstanding are expected to be between 22.5 to 23 million.  The Company expects its full year 2009 effective tax rate to be approximately 26% to 27%.   Based on the foregoing assumptions, income from continuing operations per diluted share for the 2009 fiscal year is projected to be between $2.70 and $2.90 per share.  The Company continues to expect capital expenditures for fiscal 2009 to be approximately $65 million.

Commenting on the outlook, Mr. Woodhouse said, “With the continued uncertainty in the economy and its impact on casual dining, the steps we have taken have improved our near-term profitability and should help make us a stronger competitor for the long-term.  Central to the strength of the Cracker Barrel brand are the consistently high-quality meals at the affordable prices that our guests have come to expect. Our company’s strong cash flow allows us to invest in our brand, pursue growth, maintain our dividend and reduce our debt. With demographic trends supporting growth in our target customer base, we aim to remain the first choice among diners who will be satisfied only by honest value, consistent quality, and delicious food served in ample portions."

Update on Sale-Leaseback and Reduction of Debt
The Company also announced today that, following a competitive bidding process, it has a contract on the sale-leaseback of its retail distribution center and has entered into a Letter of Intent for the sale-leaseback of 15 stores. The Company continues to expect to conclude both sale-leaseback transactions before the end of the fiscal year.  Total net proceeds from the sales, which are presently expected to be approximately $53 to $54 million, as well as excess cash flow from operations, will be used to reduce outstanding debt.

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

Fiscal 2009 Third-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through June 10, 2009.

The Company plans to announce its fiscal 2009 fourth quarter earnings and comparable restaurant and retail sales for fiscal May, June and July 2009 on Tuesday, September 15, 2009.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. presently operates 588 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release (e.g., outlook, capital expenditure and development plans, plans to execute sale-leaseback transactions) may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the Company’s ability to complete the sale-leaseback transactions in the current  capital markets environment, workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s food or products or those of the restaurant industry  in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Third Quarter Ended			Nine Months Ended
	5/1/09	5/2/08	Percentage Change	5/1/09	5/2/08	Percentage Change
Total revenue	$567,568	$567,138	--%	$1,771,682	$1,782,756	(1)%
Cost of goods sold	176,327	180,588	(2)	580,177	584,551	(1)
Gross profit	391,241	386,550	1	1,191,505	1,198,205	(1)
Labor and other related expenses	230,014	226,851	1	686,565	681,652	1
Other store operating expenses	104,235	103,157	1	315,941	314,850	--
Impairment and store closing charges	--	--	--	--	877	(100)
Store operating income	56,992	56,542	1	188,999	200,826	(6)
General and administrative expenses	27,979	28,800	(3)	88,155	91,641	(4)
Operating income	29,013	27,742	5	100,844	109,185	(8)
Interest expense	12,737	14,215	(10)	40,051	43,578	(8)
Interest income	--	--	--	--	185	(100)
Pretax income	16,276	13,527	20	60,793	65,792	(8)
Provision for income taxes	4,328	3,048	42	17,651	21,096	(16)
Income from continuing operations	11,948	10,479	14	43,142	44,696	(3)
Income (loss) from discontinued operations, net of tax	4	(35)	111	4	(146)	103
Net income	$11,952	$10,444	14	$43,146	$44,550	(3)

Earnings per share – Basic:
Income from continuing operations	$0.53	$0.47	13	$1.93	$1.94	(1)
Income (loss) from discontinued operations, net of tax	$--	$--	--	$--	$--	--
Net income per share	$0.53	$0.47	13	$1.93	$1.94	(1)
Earnings per share – Diluted:
Income from continuing operations	$0.52	$0.46	13	$1.90	$1.88	1
Income (loss) from discontinued operations, net of tax	$--	$--	--	$--	$--	--
Net income per share	$0.52	$0.46	13	$1.90	$1.88	1

Weighted average shares:
Basic	22,467,468	22,140,557	1	22,402,344	22,993,121	(3)
Diluted	22,830,712	22,812,380	--	22,698,074	23,671,903	(4)

Ratio Analysis
Total revenue:
Restaurant	82.2%	81.2%		78.5%	77.9%
Retail	17.8	18.8		21.5	22.1
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.1	31.8		32.7	32.8
Gross profit	68.9	68.2		67.3	67.2
Labor and other related expenses	40.5	40.0		38.8	38.2
Other store operating expenses	18.4	18.2		17.8	17.7
Impairment and store closing charges	--	--		--	--
Store operating income	10.0	10.0		10.7	11.3
General and administrative expenses	4.9	5.1		5.0	5.2
Operating income	5.1	4.9		5.7	6.1
Interest expense	2.2	2.5		2.3	2.4
Interest income	--	--		--	--
Pretax income	2.9	2.4		3.4	3.7
Provision for income taxes	0.8	0.6		1.0	1.2
Income from continuing operations	2.1	1.8		2.4	2.5
Income (loss) from discontinued operations, net of tax	--	--		--	---
Net income	2.1%	1.8%		2.4%	2.5%

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	5/1/09	8/1/08
Assets
Cash and cash equivalents	$35,932	$11,978
Assets held for sale	5,543	3,248
Other current assets	183,655	205,413
Property and equipment, net	1,045,948	1,045,240
Long-lived assets	40,596	47,824
Total assets	$1,311,674	$1,313,703

Liabilities and Shareholders’ Equity
Current liabilities	$226,521	$264,719
Long-term debt	769,709	779,061
Interest rate swap liability	65,123	39,618
Other long-term obligations	135,369	137,554
Shareholders’ equity	114,952	92,751
Total liabilities and shareholders’ equity	$1,311,674	$1,313,703

Common shares outstanding	22,605,346	22,325,341

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Nine Months Ended
	5/1/09	5/2/08
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$43,146	$44,550
(Income) loss from discontinued operations, net of tax	(4)	146
Depreciation and amortization	44,060	42,666
Loss on disposition of property and equipment	2,285	101
Impairment	--	532
Share-based compensation, net of excess tax benefit	5,500	6,585
Net changes in other assets and liabilities	(4,890)	(10,743)
Net cash provided by operating activities	90,097	83,837
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(49,740)	(60,699)
Proceeds from sale of property and equipment	1,590	4,878
Net cash used in investing activities	(48,150)	(55,821)
Cash flows from financing activities:
Net (payments) proceeds for credit facilities and other long-term obligations	(9,267)	31,739
Proceeds from exercise of share-based compensation awards	3,806	2,218
Excess tax benefit from share-based compensation	830	41
Purchase and retirement of common stock	--	(52,380)
Deferred financing costs	(274)	--
Dividends on common stock	(13,094)	(11,756)
Net cash used in financing activities	(17,999)	(30,138)

Cash flows from discontinued operations:
Net cash provided by (used in) operating activities of discontinued operations	6	(225)
Net cash provided by (used in) discontinued operations	6	(225)

Net increase (decrease) in cash and cash equivalents	23,954	(2,347)
Cash and cash equivalents, beginning of period	11,978	14,248
Cash and cash equivalents, end of period	$35,932	$11,901

-MORE-

Cracker Barrel Old Country Store, Inc. Announces Third Quarter Results

May 27, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	5/1/09	5/2/08	5/1/09	5/2/08

Units in operation:
Open at beginning of period	585	570	577	562
Opened during period	3	6	11	16
Closed during period	--	--	--	(2)
Open at end of period	588	576	588	576

Total revenue: (In thousands)
Restaurant	$466,562	$460,406	$1,391,448	$1,388,264
Retail	101,006	106,732	380,234	394,492
Total	$567,568	$567,138	$1,771,682	$1,782,756

Operating weeks:	7,640	7,445	22,749	22,166

Average unit volume: (In thousands)
Restaurant	$793.9	$803.9	$2,385.4	$2,442.6
Retail	171.9	186.4	651.9	694.1
Total	$965.8	$990.3	$3,037.3	$3,136.7

	Q3 2009 vs. Q3 2008	9 mo. 2009 vs. 9 mo. 2008

Comparable store sales decrease:
Restaurant	(0.9)%	(1.8)%
Retail	(7.4)%	(5.6)%

Number of locations in comparable store base	560	550

-END-